EXHIBIT 99.1

O.I. Corporation Announces Results for Fourth Quarter 2008

College Station, Texas, March 20, 2009 - O.I. Corporation (NASDAQ: OICO) today announced its results for the three and twelve months ended December 31, 2008.

For the Fourth Quarter Ended December 31, 2008

Revenue increased to $6,977,000, compared to $6,796,000 for the same period of the prior year. Net income for the fourth quarter of 2008 totaled $447,000, or $0.18 per diluted share, compared to net income of $216,000, or $0.08 per diluted share, for the fourth quarter of 2007.

For the Twelve Months Ended December 31, 2008

Net revenues were $28,969,000 for 2008, compared to $27,133,000 in 2007. Year-end net income was $1,020,000 and diluted earnings per share was $0.40, compared to net income of $557,000 and diluted earnings per share of $0.20 for the prior year.

OI's executive management team, J. Bruce Lancaster, Chief Executive Officer and Chief Financial Officer, and Don Segers, President and Chief Operating Officer, commented:

"We were pleased to end 2008 with much improved results compared to 2007. Our fourth quarter sales were slightly ahead of last year, despite the slowing economy. Operating earnings increased over $200,000 compared to 2007 because of improved margins and our efforts to reduce SG&A expense. We continued to invest in our R&D efforts and expended funds during the fourth quarter to purchase materials that will be used to complete prototype, beta units of our innovative new process Total Organic Carbon ("TOC") analyzer and miniaturized mass spectrometer.

"For the year, our overall sales increased approximately 7% in 2008 on the strength of a 19% increase in our laboratory instrument product lines. As we expected going into 2008, our MINICAMS® sales were off substantially due to a lull in governmental projects that utilize our air-monitoring products. We expect improved MINICAMS sales in the future as contracts are awarded for planned government projects and additional chemical-agent disposal facilities. We succeeded in achieving our goal in 2008 of overcoming the expected decline in MINICAMS revenues through robust growth in laboratory product sales.

"Operating earnings of $1,460,000 in 2008 represented a substantial improvement from 2007. Our earnings growth was attributable to higher sales and reduced SG&A expenses as compared to 2007 when we incurred above normal legal and consulting expenses associated with our 2007 stock option investigation. However, our overall 2008 net earnings were negatively impacted by investment losses of approximately $700,000 during the year. We liquidated our investment portfolio during the third quarter due to continued instability in the financial markets. Despite the negative impact of these non-operating investment losses, our 2008 net income increased to $1,020,000, up $463,000 from 2007.

"While we are very pleased with our 2008 results in view of the slowing economy and turbulent financial markets, we expect the continuing economic slowdown to negatively impact our results in 2009. Our backlog of open orders declined significantly at the end of 2008 compared to historical levels and bookings levels in 2009 have been down substantially compared to 2008. We believe OI's strong financial position should provide stability in the short-term. In addition, we have taken measures to reduce our payroll as well as SG&A expenses and will consider further cost control initiatives. On a longer term basis, we continue to believe that OI is well-positioned for growth with a broadened product portfolio through our recent strategic alliances and new products in the final stages of product development."

O.I. CORPORATION

FINANCIAL HIGHLIGHTS

(in thousands, except earnings per share amounts)

	Three Months Ended December 31		Twelve Months Ended December 31
	2008	2007	2008	2007
Net revenues	$6,977	$6,796	$28,969	$27,133
Operating income (loss)	$497	$280	$1,460	$(17)
Income before income taxes	$515	$18	$996	$454
Benefit/(Provision) for income taxes	$(68)	$197	$24	$103
Net income	$447	$216	$1,020	$557

Basic earnings per share	$0.19	$0.08	$0.40	$0.20
Diluted earnings per share	$0.18	$0.08	$0.40	$0.20

About O.I. Corporation:

O.I. Corporation, dba OI Analytical, develops, manufactures, sells, and services analytical instrumentation that detects, measures, analyzes, and monitors chemicals in liquids, solids, and gases. Providing products used to digest, extract, and separate components of chemical mixtures, the Company designs application-specific solutions for various industries including environmental testing, defense, and petrochemical. Headquartered in College Station, Texas, the Company's products are sold worldwide.

This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can sometimes be identified by our use of forward-looking words such as "may", "will," "anticipate," "believe," "expect," "project," or "intend". All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

Copies of our filings with the Securities and Exchange Commission are available at www.sec.gov and at www.oico.com. Please refer to "Part 1, Item 1A - Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2008, for further discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such factors, nor to assess the impact such factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Visit the Company's worldwide web site at:

http://www.oico.com

Investor Relations:

Bruce Lancaster

Chief Executive Officer &

Chief Financial Officer

979.690.1711